Exhibit 10-cc

                  THIRD AMENDMENT TO THE MASTER
              TRUST AGREEMENT FOR DIRECTORS' PLANS


         This Third Amendment to the Master Trust Agreement for Directors' Plans, entered into effective April 1, 1993, expressly amends and modifies that certain Master Trust Agreement dated as of October 26, 1989, by and between PSI Resources, Inc. (formerly PSI Holdings, Inc.) (the "Company"), and National City Bank, Indiana (formerly Merchants National Bank & Trust Company) (the "National City"), as trustee, to which U.S. Trust Company of California, N.A. is the successor trustee (the "Trustee").

         WHEREAS, effective as of October 26, 1989, the Company and National City entered into a Master Trust Agreement concerning the contribution of funds in trust with regard to certain benefit plans applicable to directors upon a "Potential Change in Control" or a "Change in Control" of the Company as those terms are defined in the Master Trust Agreement;

         WHEREAS, the Master Trust Agreement was previously amended effective December 1, 1992, and July 2, 1993;

         WHEREAS, the Company desires to further amend the Master Trust Agreement to allow funding of non-equity benefit plans by way of a letter of credit; to extend to three years the period of time the trust corpus is to be held by the Trustee in the absence of a Change in Control following a Potential Change in Control before it is returned to the Company; and to authorize the Company to determine, in its discretion, that the threat associated with a "Potential Change in Control" ceases to exist so that funding of non-equity benefit plans is not necessary and that previously deposited funds may be returned to the Company earlier than otherwise allowed by the Master Trust Agreement; and

         WHEREAS, the Company and the Trustee have determined that none of the amendments is subject to the written consent requirement of Section 6.2 of the Master Trust Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1.   Effective April 1, 1993, the Company and the
Trustee agree that Sections 2.1(a) and 2.1(b) of the Master
Trust Agreement shall be amended to read in full as follows:

         "SECTION 2.1 Trust. (a) The 'Required Funding Amount,' as defined in the next sentence, shall be delivered by the Company to the Trustee not later than 30 days after the occurrence of a Potential Change in Control of the Company (as defined in Article III) to be held in trust and to be administered and disposed of by the Trustee as provided. The Required Funding Amount shall consist of the sum of the amounts, determined as provided in Section 2.1(b), which will be sufficient to fund the obligations to pay to the Directors benefits due to them pursuant to the Plans, plus an amount to provide for expenses and other costs of maintaining the Trust. The Required Funding Amount may be made by tendering either a sum of cash (or in marketable securities having a fair market value equal to such amount, or some combination thereof) or a letter of credit equal to such amount, plus shares of the Common Stock in respect of the Deferred Compensation Plan for Directors and the 1989 Stock Option Plan.

    (b) In the event of a Potential Change in Control of the Company, the Company shall, every 6 months from the date of the Potential Change in Control, unless the Trust Corpus shall theretofore have been released pursuant to Article IV, recalculate the Required Funding Amount as of the end of the month immediately preceding the 6-month interval date as if the Potential Change in Control had occurred at the end of that month. If the amount so calculated exceeds the fair market value of the assets then held in Trust, or, in the case of Common Stock, if the number of shares required to provide benefits under the Deferred Compensation Plan for Directors and the 1989 Stock Option Plan exceeds the number then held in Trust, the Company shall promptly (and in no event later than 30 days from the date of such 6-month interval date) either pay to the Trustee an amount in cash (or marketable securities, or any combination thereof) or tender to the Trustee a letter of credit equal to the excess and an amount in Common Stock equal to the excess number of shares. If the Required Funding Amount so calculated is less than the fair market value of the assets held in Trust, or with respect to the Deferred Compensation Plan for Directors and the 1989 Stock Option Plan less than the number of shares of Common Stock held in Trust, the Trustee, upon receipt of written request from the Company, shall distribute to the Company the difference. The Trustee receives and holds the Required Funding Amount pursuant to this Trust's terms. The Trustee has no affirmative duty to collect the Required Funding Amount from the Company."

         2.   Effective April 1, 1993, the Company and the
Trustee agree that Section 2.1(e) shall be added to the Master
Trust Agreement as follows:

         "(e) Notwithstanding anything in this Agreement to the contrary, the Company, in its sole discretion, may determine that, with regard to any plan covered by this Agreement the benefits of which are payable to participants solely in terms of cash, there is no obligation to deposit the Required Funding Amount under Section 2.1(a) or to recalculate the Required Funding Amount under Section 2.1(b) because the occurrence of a Change in Control of the Company is not likely to occur in that the threat associated with a Potential Change in Control no longer exists."

         3.   Effective as of April 1, 1993, the Company and the
Trustee agree that Section 2.2(a) of the Master Trust Agreement shall be amended to read in full as follows:

         "SECTION 2.2 Trust Corpus. (a) The term "Trust Corpus" means the amounts (including any letter of credit) delivered to the Trustee as described in Section 2.1(a) plus all amounts delivered thereafter pursuant to Section 2.1(b) (and less amounts distributed from the Trust pursuant to Section 2.1(b) and Sections 4.2 and 4.3, or otherwise pursuant to this Trust's terms), in whatever form held or invested as provided. The Trust Corpus shall be held, invested, and reinvested by the Trustee in cash or marketable securities or shares of Common Stock only in accordance with this Section. Except for shares of Common Stock delivered to the Trustee pursuant to Section 2.1(a) and (b), which shares shall be held by the Trustee until distributed under Article IV, the Trustee shall use its good faith efforts to invest or reinvest from time to time all or such part of the Trust Corpus as it believes prudent under the circumstances (taking into account, among other things, anticipated cash requirements for the payment of benefits under the Plans) in either one or a combination of the following investments:
               (i) Investments in direct obligations of the United States of America or agencies of the United States of America or obligations unconditionally and fully guaranteed as to principal and interest by the United States of America, in each case maturing within 1 year or less from the date of acquisition, or in mutual funds investing in any such obligations; or

              (ii) Investments in negotiable certificates of deposit (in each case maturing within 1 year or less from the date of acquisition) issued by a commercial bank organized and existing under the laws of the United States of America or any state thereof having a combined capital and surplus of at least $1 billion.

provided, however, that the Trustee shall not be liable for any failure to maximize the income earned on that portion of the Trust Corpus as is from time to time invested or reinvested as set forth above, nor for any loss of income due to liquidation of any investment which the Trustee, in its sole discretion, believes necessary to make payments or to reimburse expenses under the terms of this Trust. The Trustee may commingle the funds constituting the Trust Corpus regardless of the fact that each Plan may have a separate and distinct Required Funding Amount."

         4.   Effective as of April 1, 1993, the Company and the
Trustee agree that Section 4.1 of the Master Trust Agreement shall be amended to read in full as follows:

         "SECTION 4.1 Delivery to the Company. (a) If the Company delivers the Required Funding Amount to the Trustee upon a Potential Change in Control, that amount and interest thereon, if any, if the interest has not been previously paid to the Company shall be returned to the Company 3 years after delivery to the Trustee unless a Change in Control shall have occurred during the 3-year period. The 3-year period shall be renewed in the event of any subsequent Potential Change in Control occurring during the initial period. The Company shall notify the Trustee of the occurrence of a Change in Control or Potential Change in Control, and the Trustee may rely on the notice or on any other actual notice, satisfactory to the Trustee, of a change or potential change which the Trustee may receive.

(b) Notwithstanding anything in this Agreement to the contrary, the Required Funding Amount with regard to any plan covered by this Agreement the benefits of which are payable to participants solely in terms of cash, shall be returned to the Company prior to the conclusion of the initial 3-year period or any renewal thereof if, in the Company's sole discretion, it is determined that the occurrence of a Change in Control of the Company is not likely to occur within the time period set forth in Section 4.1 because the threat associated with a Potential Change in Control no longer exists."

         5. The Master Trust Agreement, as previously amended, otherwise remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Third Amendment to the Master Trust Agreement for Directors'
Plans effective as of the date first written above.

PSI RESOURCES, INC.



BY:  /s/ James E. Rogers
     James E. Rogers
     Chairman


U.S. TRUST COMPANY OF
CALIFORNIA, N.A.



By:  /s/ Dennis M. Kunisaki
     Name:   Dennis M. Kunisaki
     Title:  Vice President